Exhibit 99.1

Ramaco Resources, Inc. completes acquisition of Ramaco Coal, LLC

LEXINGTON, Ky., April 29, 2022 /PRNewswire/ – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announced that it has closed the previously announced acquisition of 100% of the equity interests of Ramaco Coal, LLC (“Ramaco Coal”), an entity owned by an investment fund managed by Yorktown Partners, LLC and certain members of the Company’s management, through the Company’s subsidiary, Ramaco Development, LLC (the “Acquisition”).

Ramaco Coal’s current income producing assets primarily consist of land holding and coal royalty producing subsidiaries, including fee ownership of approximately 42 million tons of metallurgical coal reserves. The vast majority of Ramaco Coal’s metallurgical coal reserves are currently leased to the Company. Merging the Ramaco Coal land and royalty interests into the Company will have a positive and immediately accretive financial impact on the Company’s Central Appalachian coal mining operations.

The Acquisition will allow the Company to avoid ongoing minimum royalty and production royalty expense for the entire life of production from the acquired reserves. It will provide significant near and long-term financial benefit, ensuring that the Company remains among the lowest cost producers of metallurgical coal in the U.S. for the foreseeable future.

While the royalty savings alone support the financial considerations of the Acquisition, Ramaco Coal also owns Ramaco Carbon, LLC (“Ramaco Carbon”), whose assets include (i) the 500 million ton permitted Brook Mine near Sheridan, Wyoming (the “Brook Mine”), (ii) the adjoining Carbon Advanced Materials research center and (iii) a wide body of intellectual property (“IP”) and exclusive licensing arrangements in the field of developing commercial advanced carbon products and materials, using coal as a feedstock.

This IP has primarily been developed in multi-year research partnerships with two of the U.S. Department of Energy National Laboratories, The National Energy Technology Laboratory (“NETL”) and the Oak Ridge National Laboratory. Ramaco Carbon has also been awarded several research grants from the U.S. Department of Energy for development of various “coal to products,” using innovation to create high value, environmentally friendly uses for America’s most abundant resource.

Also, in partnership with NETL, Ramaco Carbon has been engaged in an on-going multi-year mineral analysis and core drilling assessment at the Brook Mine in Wyoming. This work has been designed to assess the potential concentrations of rare earth elements (“REE”) contained in the Brook Mine reserves and analyze their ultimate commercial potential. While assessment of the reserves is still in the early stages, initial analysis indicates promising levels of high concentrations of REE.

The Ramaco Carbon assets involved in this Acquisition may provide the Company access to breakthrough transitional markets, enabling the Company to produce coals to be used for higher-value products such as REEs and carbon feedstock for advanced carbon-based products and materials.

While the Company remains committed to being among the lowest cost producers of metallurgical coal, which underlies and drives the rationale for the Acquisition, the Acquisition may also support the Company’s expansion into the manufacture and commercialization of advanced carbon products and materials from coal.

Randall Atkins, Ramaco's Chairman and Chief Executive Officer, noted that, “The acquisition of Ramaco Coal represents a recombination of all of the original assets of Ramaco, LLC before its metallurgical coal operations were spun off in 2016 to form Ramaco Resources, Inc. During private ownership Ramaco Coal was able to develop not only its metallurgical coal reserve assets, but also embark on a unique path to develop long term alternative uses of coal in its operations in Wyoming.

At this point, Ramaco as a public company expects to have the immediate benefit of an accretive reduction in royalty cost. We project this savings will in essence pay for the entire acquisition in roughly 2.5 years, based on current spot prices, and will continue to provide an on-going cost benefit for the full life of the reserves.

In addition, Ramaco hopes to profit from the ultimate commercialization of a wide body of intellectual property and licensing rights on technologies it has developed alongside the DOE’s national labs in the field of advanced carbon products and materials. Finally, the permitted reserves in Wyoming hold promise for development as a potential rare earth deposit which we are pursuing now through enhanced geological assessment.

In summary, we view this as a transformative acquisition. It should position Ramaco to not only be one of the nation’s lowest cost providers of high-quality metallurgical coal for years to come, but also provide a first mover in the commercial development of new uses of coal in an environmentally constructive manner.”

About Ramaco Resources, Inc.

Ramaco Resources, Inc. (NASDAQ:METC) is an operator and developer of high-quality, low-cost metallurgical coal in central and southern West Virginia, southwestern Virginia, and southwestern Pennsylvania. For more information about us, please visit our website at www.ramacoresources.com.

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Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements as to future results of operations and financial position, revenue and other metrics planned products and services, business strategy and plans, objectives of management, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. These forward-looking statements represent Ramaco’s expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Acquisition to the Company’s shareholders, and the anticipated benefits and impacts of the Acquisition. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Contact: info@ramacocoal.com or 859-244-7455

SOURCE: Ramaco Resources, Inc.

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